Exhibit 10.4

LICENSE AGREEMENT

This Agreement, dated as of September 9, 2015 and effective as of the Effective Date (defined below), is made between Dell Inc., a corporation organized under the laws of Delaware, with its principal place of business at One Dell Way, Round Rock, Texas 78682, U.S.A. (“Dell”) and SecureWorks Holding Corporation (“Licensee”).

WHEREAS Dell is the owner of all right, title and interest in and to the trademark DELL identified in Schedule A hereto (the “Licensed Mark”);

WHEREAS the parties intend that Licensee will issue and sell in a registered public offering up to twenty percent (20%) of the post-offering outstanding common stock of Licensee, and thereby become a public company (“IPO”);

WHEREAS effective as of and following the IPO (the “Effective Date”), Licensee wishes to use the Licensed Mark in connection with the business defined in Schedule B hereto (the “Business”) and products, services and advertising and marketing materials (in all media) related to the Business in the territory specified in Schedule C hereto (the “Territory”);

WHEREAS Dell wishes to grant to Licensee a license to use the Licensed Mark in connection with the Business in the Territory, subject to the terms and conditions herein;

NOW THEREFORE Dell and Licensee agree as follows:

Grant of License

1.	Dell hereby grants Licensee, as of the Effective Date, a non-exclusive license to use the Licensed Mark in connection with the Business in the Territory, solely in the form “SECUREWORKS - A DELL COMPANY” depicted in a manner where “SECUREWORKS” is larger and more prominent than “A DELL COMPANY.”

2.	Licensee may not subcontract any of its obligations under the Agreement without Dell’s prior consent. The provision of such consent shall in no way relieve Licensee of any of its obligations and/or liabilities under this Agreement. Notwithstanding the foregoing, Licensee may sublicense its rights under the Agreement to any entity in which Licensee has a 51% or greater ownership interest. Such sublicensees shall be deemed subject to all terms and conditions of this Agreement as though they were Licensee.

3.	Licensee may not assign or transfer this Agreement, in whole or in part, whether voluntarily, by contract or by merger (whether that party is the surviving or disappearing entity), stock or asset sale, consolidation, dissolution, through government action or order, or otherwise without the prior written consent of Dell. Any attempt to assign or transfer the Agreement other than in accordance with this section will be null and void.

4.	Dell may assign this Agreement without Licensee consent including, without limitation, to any other Dell entity.

5.	Licensee shall not directly or indirectly sell or export any products that it makes, distributes or sells in connection with the Business outside of the Territory or to any party it knows or that it reasonably suspects may sell or export said products outside of the Territory without Dell’s prior written consent. Violation of this provision shall be deemed a material breach of this Agreement.

Intellectual Property

6.	Licensee acknowledges Dell’s ownership of and rights in the Licensed Mark and will not take any action inconsistent with Dell’s ownership of the Licensed Mark including, but not limited to, registering or applying to register any trademark or other source identifier consisting in whole or in part of any of the Licensed Mark or likely to be confused with any of the Licensed Mark anywhere in the world, incorporating any the Licensed Mark into any company name, assumed name, alias, domain name (at any level), or social media handle or alias, or opposing or otherwise challenging any application filed by or registration obtained by Dell for the Licensed Mark anywhere in the world.

7.	Licensee shall register its right to use the Licensed Mark as may be required under the laws of the Territory and other applicable countries. Dell will execute such documents as may be necessary to affect such registration.

8.	Licensee shall not alter the appearance of any Licensed Mark from that shown in Schedule B without Dell’s prior written approval.

9.	All use of the Licensed Mark under this Agreement and all goodwill and benefit arising from such use will inure to Dell’s sole and exclusive benefit.

10.	Licensee further agrees that it will:

a.	comply with any trademark manuals, brand guidelines or any other requests or instructions by Dell as to the use of the Licensed Mark;

b.	give assistance as necessary to enable Dell to register its trademarks or otherwise secure its intellectual property rights in the Territory; and

c.	immediately cease use of the Licensed Mark on receipt of Dell’s written request to do so.

11.	Licensee shall immediately inform Dell of any actual or suspected infringements of the Licensed Mark, and shall provide, at Licensee’s expense, complete information, cooperation, and assistance to Dell concerning each such infringement, provided that Dell shall reimburse Licensee for reasonable out-of-pocket expenses incurred from activities conducted at Dell’s request. Dell shall have the sole power to initiate and defend actions relating to the Licensed Mark, and Licensee shall cooperate with Dell in any such actions. Licensee shall not have the right to bring any claims concerning alleged infringements of the Licensed Mark without Dell’s prior written consent.

Quality Control

12.	Licensee agrees that its operation of the Business will be conducted according to the highest standard, and that any products, services, and advertising and marketing materials on which the Licensed Mark are used in connection of the Business will be of high quality and will not adversely reflect upon or damage the goodwill or reputation of the Licensed Mark or Dell, and that the maintenance of the high standards of the Business is a material condition of this Agreement. Prior to commencing use of the Licensed Mark on any product, service, or advertising or marketing material related to the Business, Licensee shall provide Dell with samples of such proposed use including but not limited to product samples and packaging therefor. Licensee shall comply with Dell’s instructions concerning any changes to any product, service, or advertising or marketing material on which the Licensed Mark are to be used, including any written procedures, deadlines, or other instructions issued by Dell to Licensee regarding the approvals process.

13.	No approval granted under Paragraph 12 above shall be deemed effective unless communicated in writing (including electronic mail).

14.	Once granted, Dell’s approval of use of the Licensed Mark on any product, service, or advertising or marketing material related to the Business shall remain in effect until Dell affirmatively revokes such approval in writing, upon a material change in approved product, service, or advertising or marketing material or under such terms as Dell states in its written approval.

15.	Any material change in previously-approved products, services, or advertising or marketing materials shall require resubmission for approval as provided herein. A change shall be deemed material if it in any manner:

a.	alters the manner in which a Licensed Mark is displayed

b.	affects the performance or safety of a previously-approved product or service; or

c.	is likely (in Dell’s sole determination) to materially affect potential purchasers’ likely perception of Dell.

16.	Any third parties that Licensee desires to use in connection with the manufacture, design, development, or delivery of any product, service, or advertising or marketing material using the Licensed Mark shall be subject to Dell’s prior written approval. Licensee agrees that it shall remain primarily liable and completely obligated under this Agreement with respect to any agreements with third parties as provided herein. Licensee shall require any such third parties to agree in writing to comply with the provisions of this Agreement relating to quality control, confidentiality, and trademark protection, and with all laws and regulations, including but not limited to workers’ rights (including child labor), export regulations, and environmental safety. No third party shall have the right to sell or ship- or deliver any product bearing a Licensed Mark to any person or entity other than Licensee or to Licensee’s customers at Licensee’s direction. Licensee will use commercially reasonable efforts to ensure that any third parties with which it contracts observe this provision, and shall monitor said third parties’ performance to ensure compliance. Licensee shall be fully responsible and liable to Dell for the actions of any third party with which it contracts pursuant to this Paragraph, and any violation by any said third party of the terms of this Agreement will be deemed a material breach by Licensee hereunder. In the event of a breach or default by a third party with which it has contracted, Licensee will promptly take all steps to cease doing business with said third party and all reasonable commercial steps to ameliorate and mitigate the effect of any breach.

17.	Dell may revoke a previously-granted approval for any reason at any time. If Dell revokes a previously-granted approval in the absence of a material change (as defined in Paragraph 15), Licensee may continue to use the Licensed Mark(s) on the previously-approved products, services, or advertising or marketing materials for a period of thirty (30) days following the date such revocation is communicated to it.

18.	Should Dell revoke a previously-granted approval because of the need to correct a material defect or error in the affected product, service, or advertising or marketing material, Licensee must cease sale, delivery and distribution of the same immediately upon receiving written notice from Dell.

19.	Should Licensee become aware of a material defect or error affecting previously-approved products, services, or advertising or marketing materials, it shall immediately cease further use, sale, delivery and distribution of the same and immediately inform Dell in writing of the nature of the material defect or error.

20.	Licensee shall comply with Dell’s instructions concerning the remediation of any material defects or errors.

21.	Licensee will notify Dell in writing immediately after it obtains knowledge of any of the following:

a.	any potential or actual litigation or governmental activity in the Territory relating to the Business; and

b.	any product quality or safety, or packaging quality complaint, inquiry, inspection or audit from any party relating to the Business, including, without limitation, wholesalers, retailers, consumer or governmental entities.

22.	Licensee agrees to coordinate any response to such litigation, governmental activity, complaints, inquiries or audits with Dell to the extent such litigation, governmental activity, complaints, inquiries or audits relate to Licensee’s use of the Licensed Mark. Should such litigation, governmental activity, complaints, inquiries or audits relate to Licensee’s use of the Licensed Mark, Licensee shall follow Dell’s instructions in dealing with the same.

23.	Products, services, and advertising and marketing materials bearing the Licensed Mark that were in use in the Territory as of the Effective Date are deemed approved by Dell, but are otherwise subject to the requirements of Paragraphs 12-22 above.

Royalty

24.	Licensee shall be required to pay royalties according to the terms of Schedule D hereto.

25.	Licensee shall retain accurate and legible invoices and records with respect to Licensee’s performance under this Agreement for a minimum of five years, or the period prescribed by applicable law or regulation if longer.

26.	Licensee shall, upon reasonable notice, provide Dell or Dell’s designee copies of such invoices and records, and reasonable access to Licensee’s facilities, so that Dell or Dell’s designee may inspect and audit Licensee’s compliance with the terms and conditions of the Agreement, including but not limited to the correctness and accuracy of the charges and credits made or granted by Licensee, and payments made by Licensee. Dell shall bear the costs of such audits unless the audit findings show underpayment to Dell exceeding 5%, in which case Licensee must bear all costs associated with the audit.

27.	Nothing in the course of dealings of the parties, including but not limited to payment and/or questioning of invoices, shall preclude Dell from subsequently disputing such payment.

Warranties and Indemnifications

28.	Each party represents and warrants to the other party that (a) it has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, (b) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part, (c) this Agreement has been duly executed and delivered by an authorized corporate officer of such party and (d) this Agreement constitutes a legally valid and binding obligation, enforceable against it in accordance with the terms hereof, except to the extent enforcement hereof may be limited by applicable bankruptcy, insolvency and other laws of similar import.

29.	Licensee warrants that its operation of the Business and all products, services, and advertising and marketing materials related thereto will comply with all governmental requirements in the Territory. Licensee further warrants that it has not and will not infringe the rights of any third parties.

30.	DELL EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF THE LICENSED MARK, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF ANY PRODUCT, SERVICE, OR ADVERTISING OR MARKETING MATERIALS APPROVED PURSUANT TO THIS AGREEMENT AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY DELL INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, DELL SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT ANY ACTIVITIES OF LICENSEE PURSUANT TO THIS AGREEMENT.

31.	Licensee will indemnify and hold harmless Dell and Dell’s directors, officers, employees, representatives, and agents (collectively “Indemnitees”) from and against any and all claims, actions, demands, and legal proceedings (collectively “Claims”) and all liabilities, damages, losses, judgments, authorized settlements, costs and expenses including, without limitation, legal support costs and expenses (collectively “Damages”) related to, or arising out of or in connection with any alleged or actual acts or omissions of Licensee committed in connection with the Business, or Licensee’s failure to perform or comply with any terms or conditions of the Agreement. To the extent that any Claim relates to Licensee’s use of the Licensed Mark pursuant to this Agreement, Dell shall have the option to assume the defense of any Claim, but Licensee shall not be relieved of its obligations under this Paragraph by Dell’s assumption of the defense of any Claim.

32.	DELL SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF LICENSEE ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THE AGREEMENT.

Insurance

33.	Unless Licensee is covered under Dell’s insurance policies, Licensee shall obtain and at all times during the term of the Agreement maintain at its own expense, with insurance companies rated “A-” or better by AM Best or similar local rating agency if not subject to AM Best, the minimum insurance coverage set forth below and any additional insurance coverage set forth in an Exhibit, Addendum or other written agreement between the parties. Limits shown are in United States (“U.S.”) Dollars unless otherwise specified. If Licensee obtains the required insurance coverage outside of the country(ies) or region(s) where the stated currency is applicable, insurance obtained in equivalent local currency shall meet the stated requirement.

34.	The minimum insurance coverage shall include professional liability/errors & omissions (E&O) insurance with limits of not less than $10,000,000 each occurrence and $10,000,000 general aggregate, covering liabilities for financial loss resulting or arising from acts, errors, or omissions in the Licensee’s performance of professional services under this Agreement. If Licensee will have access to personally identifiable information, such insurance shall also cover liabilities for the failure to prevent unauthorized access to data containing such information including violations of privacy laws and regulations. Should the policy be written on a claims-made basis, the policy will have a retroactive date prior to the date of this Agreement; and be maintained by Licensee throughout the performance of services until termination of this Agreement and for at least three (3) years thereafter either through policies in force or through an extended reporting period.

35.	At any time requested by Dell, Licensee shall furnish to Dell insurance certificates on standard Acord form, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of this Agreement.

36.	Failure to secure the insurance coverage required by this Agreement or failure to comply fully with any of the insurance provisions of the Agreement as may be necessary to carry out the terms and provisions of the Agreement shall be deemed to be a material breach of the Agreement. A lack of insurance coverage does not reduce or limit Licensee’s responsibility to indemnify Dell as set forth in the Agreement. Any and all deductibles and premiums associated with the insurance coverage required by the Agreement shall be assumed by, for the account of, and at the sole risk of, Licensee.

37.	Dell reserves the right to review the insurance coverage requirements of the Agreement and to: (i) make reasonable adjustments to such requirements; and/or (ii) require other types of coverage, in either case, as reasonably appropriate given the nature, volume and/or value of the deliverables provided from time to time pursuant to the Agreement.

Dispute Resolution

38.	EXCEPT AS EXPRESSLY SET FORTH BELOW, LICENSEE AND DELL IRREVOCABLY SUBMIT AND CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS (AUSTIN DIVISION); OR IF THERE IS NO BASIS FOR FEDERAL JURISDICTION, THEN ANY CLAIMS MUST BE BROUGHT IN THE TEXAS STATE DISTRICT COURT IN WILLIAMSON COUNTY, TEXAS. THE PARTIES AGREE THAT SUCH COURTS SHALL BE THE EXCLUSIVE PROPER FORA FOR THE DETERMINATION OF ANY CLAIM OR DISPUTE ARISING OUT OF, OR IN CONNECTION WITH, THE AGREEMENT, AND WAIVE ANY OBJECTION TO VENUE OR CONVENIENCE OF FORUM.

39.	In all cases, in the event of a dispute between Dell and Licensee arising in connection with the Agreement, prior to commencing any litigation or other legal proceeding, Dell and Licensee shall each designate and make available an executive officer and, for at least thirty (30) days following notice from one party to the other of the existence of such a dispute, make a good faith effort to resolve such dispute by discussion and mutually agreed action.

Term and Termination

40.	This Agreement may be terminated by either party:

a.	Without cause upon 60 days’ notice;

b.	Immediately upon notice in the event of material breach; or

c.	Immediately upon notice if Dell’s ownership interest in Licensee falls below 51%.

41.	Upon termination of this Agreement, Licensee shall cease all use of the Licensed Mark, and shall deliver any unsold products and unused advertising or marketing material bearing the Licensed Mark to Dell or Dell’s designee.

42.	Payment of royalties in the event of termination shall be handled as provided in Schedule D.

43.	Licensee’s obligations under Paragraphs 6 shall survive termination of the Agreement.

44.	Licensee’s obligations under Paragraphs 24, 25, and 26 shall survive termination of this Agreement as they apply to royalties owed on sales occurring prior to termination of the Agreement.

45.	Licensee’s obligations under Paragraph 29 shall survive for Claims or Damages asserted or arising from events occurring prior to termination.

46.	Dell and Licensee acknowledge that, as of the date hereof, there are trademark applications and registrations owned by Dell for trademarks that combine the Licensed Mark with one or more trademarks legally owned by Licensee (the “Composite Marks”). Upon termination of this Agreement, Dell shall take the necessary steps to voluntarily abandon or surrender any registrations or applications for the Composite Marks. Nothing in this Agreement shall obligate Dell to assign, transfer, or license any rights in or to the Composite Marks or any registration or application for the Composite Marks to Licensee.

Notices and Approvals

47.	Notices and approvals required or permitted under this Agreement shall be given to the following:

To Dell:	To Licensee:
By courier to:	SecureWorks, Inc.
One Concourse Parkway, Suite 500 Atlanta, GA 30328 Attention: Legal Department

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attn: General Counsel

Email:

Dell_Corporate_Legal_Notices@Dell.com

With copy to (also by courier):

Trademark Counsel

Dell Inc.

One Dell Way, RRI-33

Round Rock, Texas 78682

USA

Email: trademarks@dell.com

48.	Notices sent by courier will be deemed received on the date that the sender receives a confirmation of delivery is received from the courier. Notices sent by electronic mail will be deemed received within five (5) business days of transmission or when the email is replied to or receipt is otherwise acknowledged by the recipient, whichever is earlier. A response or acknowledgment generated by an automatic reply system shall not be deemed an “acknowledgment” for purposes of this paragraph.

Confidentiality

49.	Licensee shall maintain the confidentiality of this Agreement and any materials and information from Dell that Licensee learns or has access to under this Agreement (“Confidential Information”) and agrees to return such material and information to Dell upon termination of this Agreement, or destroy same. Licensee agrees not to disclose, give or transfer any Confidential information to any third party without Dell’s prior written consent. This is a material provision of this Agreement and shall survive termination of this Agreement.

Interpretation

50.	THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

51.	Dell and Licensee are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

52.	This Agreement shall be binding upon and inure to the benefit of the Parties, their subsidiaries, and assigns.

53.	No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both Dell and Licensee and limited to the specific situation for which it is given.

54.	No amendment or modification to the Agreement will be valid unless it (i) explicitly refers to and attaches this Agreement as an exhibit; (i) is set forth in writing; and (iii) signed by authorized representatives of both parties. In Dell’s case, to be authorized, the representative must be an Executive Director or more senior in management.

55.	Whenever possible, each provision of the Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is found to violate an applicable law, it will be severed from the rest of the Agreement and ignored and a new provision will be deemed to be added to the Agreement to accomplish, to the extent possible, the intent of the parties as evidenced by the provision so severed.

56.	The headings used in the Agreement are intended for convenience only and have no legal effect.

57.	This Agreement constitutes the entire agreement between Dell and Licensee and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter of this Agreement.

58.	The parties and their counsel have had an opportunity to participate in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted favorably to either party based on the identity of the party that drafted it.

59.	This Agreement may be signed in multiple counterparts, each of which shall be deemed an original.

ACCEPTED AND AGREED,

DELL INC.	LICENSEE

/s/ Janet B. Wright	/s/ Michael R. Cote
Name: Janet B. Wright	Name: Michael R. Cote
Title: Vice President & Assistant Secretary	Title: CEO & President
Date: September 9, 2015	Date: September 14, 2015

Schedule A

Licensed Mark

The following is the Licensed Mark under the License Agreement dated September 9, 2015, between Dell Inc. and Secure Works Holding Corporation:

DELL

INITIALS

Dell : JBW

Licensee: MC

Date: 9/14/15

Schedule B

Business

The business of (a) providing (i) information and network managed security services, (ii) information and network security and risk consulting, (iii) security incident response services, and (iv) security-related regulatory compliance solutions; and (b) researching and developing responses to cyber security threats, in each case as conducted as of the Effective Date by Licensee or any subsidiary of Licensee.

INITIALS

Dell : JBW

Licensee: MC

Date: 9/14/15

Schedule C

Territory

The following is the Territory under the License Agreement dated September 9, 2015, between Dell Inc. and Licensee:

World wide

INITIALS

Dell : JBW

Licensee: MC

Date: 9/14/15

Schedule D

Royalties

This License shall be royalty-free.

INITIALS

Dell : JBW

Licensee: MC

Date: 9/14/15